COVANTA ENERGY CORPORATION
                           KEY EMPLOYEE SEVERANCE PLAN


1. Purpose of the Plan. The purpose of the Covanta Energy Corporation Key Employee Severance Plan is to provide for the payment of severance benefits to certain Key Employees whose employment with the Company Group is terminated under certain qualifying circumstances.

2. Definitions. The following terms used in the Plan shall have the meanings set forth below:

     (a) "Administrator" shall mean the Administrative Committee of Covanta Energy Corporation. With respect to any period during which there is no such committee, the Compensation Committee of the Board shall serve as Administrator.

     (b) "Beneficiary" shall mean, with respect to a Key Employee, such Key Employee's estate.

     (c) "Benefit Continuation Period" shall mean, with respect to a Key Employee who satisfies the severance benefit conditions described in Section 5, the period commencing on such Key Employee's Termination Date and ending on the earlier of (i) the expiration of a number of months equal to the number of months' Salary payable to such Key Employee as severance pursuant to Section 6(a) and (ii) the expiration of 18 months, notwithstanding that cash severance benefits are actually paid in a lump sum.

     (d) "Board" shall mean the Board of Directors of Covanta.

     (e) "Company Group" shall mean, collectively or individually, as the context requires, Covanta and each of its Subsidiaries. When referring to the employment of a Key Employee with the Company Group (or the termination of such employment), references to Company Group shall be deemed to refer to the member thereof that employs such Key Employee, as appropriate in the context.

     (f) "Covanta" shall mean Covanta Energy Corporation, a corporation duly organized under the laws of the state of Delaware, or any successor thereto.

     (g) "Disability" shall mean a Key Employee's absence, for a consecutive period of 6 months, from the duties of his or her employment with the Company Group due to an illness or injury of such Key Employee.

     (h) "Effective Date" shall mean September 18, 2002.

     (i) "Eligible Termination of Employment" shall mean a termination, after the Effective Date, of a Key Employee's employment with the member of the Company Group that then employs such Key Employee (i) by such member Without Cause or (ii) by such Key Employee for Mutual Benefit.

     (j) "Key Employee" shall mean a Tier I Employee, Tier II Employee, Tier III Employee or Tier IV Employee, as applicable.

     (k) "Mutual Benefit" shall mean the resignation of a Key Employee from employment with the Company Group following the occurrence of one or more of the events set forth in clauses (i) through (iv) below without the prior written consent of the Key Employee, provided that (A) the Key Employee delivers written notice to the member of the Company Group that employs such Key Employee and to the Vice President of Human Resources of Covanta of his or her intention to resign from employment due to one or more of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, and (B) such event or events are not cured by the Company Group (or such member) within fifteen (15) days following delivery of such written notice to such member and the Vice President of Human Resources of Covanta:

          (i)  a reduction in such Key Employee's annual rate of base salary;

         (ii) (x) in the case of such Key Employee's annual bonus for fiscal year 2002, any reduction in such Key Employee's bonus classification level under the annual bonus plan of the Company Group in which such Key Employee is a participant for such fiscal year and (y) in the case of such Key Employee's annual bonus for any subsequent fiscal year, any such reduction in such Key Employee's bonus classification level, other than a reduction in a subsequent fiscal year in connection with the redesign of the applicable annual bonus plan that affects all similarly situated participants similarly;

        (iii) a relocation of such Key Employee's principal business location to a location that is 50-miles or more from his or her principal business location at the time of such relocation; or

         (iv) the failure of any Successor to the Company Group (or member thereof that employs such Key Employee) to assume, in writing, the obligations of the Company Group to such Key Employee, if any, under the Plan and the Covanta Key Employee Retention Bonus Plan.

     (l) "Plan" shall mean this Covanta Energy Corporation Key Employee Severance Plan, as the same may be amended and in effect from time to time.

     (m) "Salary" shall mean a Key Employee's annual base salary rate in effect on his or her Termination Date except that, in the case of a termination by such Key Employee for Mutual Benefit as result of a reduction in his or her annual base rate of salary, the term "Salary" shall mean such annual base rate in effect immediately prior to such reduction.

     (n) "Subsidiary" shall mean each "person" in which Covanta owns, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such person.

     (o) "Termination Date" shall mean the effective date of a Key Employee's termination of employment with the Company Group.

     (p) "Tier I Employee" shall mean the Chief Executive Officer of Covanta.

     (q) "Tier II Employee" shall mean those senior executives of the Company Group who report directly to the Chief Executive Officer and who are designated by Covanta as Tier II Employees for purposes of the Plan.

     (r) "Tier III Employee" shall mean those executives and key employees of the Company Group who are designated by Covanta as Tier III Employees for purposes of the Plan.

     (s) "Tier IV Employee" shall mean those key employees of the Company Group who are designated by Covanta as Tier IV Employees for purposes of the Plan.

     (t) "Without Cause" shall mean the termination of a Key Employee's employment by the member of the Company Group that employs such Key Employee for any reason other than as a result of the occurrence of any one or more of the events set forth below in clauses (i) through (v), which, in the case of the event or events set forth below in clauses (i) and (ii), is not cured by such Key Employee within fifteen (15) days following delivery by such member of the Company Group of written notice to such Key Employee specifying that the Key Employee's employment is being terminated due to one or more such events and setting forth in reasonable detail the circumstances claimed to provide the basis for such termination:

          (i) the failure or refusal by such Key Employee to substantially perform the duties of his or her employment;

         (ii) the failure of such Key Employee to comply with the written rules and policies of the Company Group;

        (iii) the engaging by such Key Employee in willful and serious misconduct in connection with his or her employment that has caused or would reasonably be expected to result in material injury to the Company Group or any member thereof;

         (iv) the engaging by such Key Employee in dishonesty or fraudulent conduct; or

          (v) such Key Employee's conviction of, or plea of nolo contendere to, a crime that constitutes a felony;

provided that to the extent requested by Covanta or the member of the Company Group that employs such Key Employee, such Key Employee remain in the active employment of the Company Group until the Termination Date specified by Covanta or such member; provided further that (i) such Termination Date shall be no later than one hundred and eighty (180) days after the delivery by Covanta or such member of the Company Group employing the Key Employee of written notice of termination to such Key Employee and (ii) if Covanta or such member thereafter (but prior to the indicated Termination Date) terminates such Key Employee's employment Without Cause (and such termination is not due to such Key Employee's death or Disability), such Key Employee shall be eligible to receive severance benefits under the Plan provided he or she satisfies all of the other conditions specified in Section 5.

     (u) "Year of Service" means each period of three hundred sixty five (365) days during which the Key Employee is actively employed by the Company Group. For this purpose, one or more non-consecutive periods of active employment may be aggregated.

3. Administration.

     (a) Authority. The Administrator shall have full power and discretionary authority to administer the Plan in accordance with its terms, including full power and discretionary authority to construe and interpret terms of the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms and notices relating to the administration, operation or interpretation of the Plan and to make all other determinations and take all other actions necessary or advisable for the operation of the Plan.

     (b) Limitation of Liability; Indemnification. The Administrator shall be entitled to rely upon any report or other information furnished to it by any officer or other employee of the Company Group and by any independent certified public accountant, compensation consultant, legal counsel or other professional retained by any member of the Company Group to assist in the administration of the Plan. To the maximum extent permitted by law, the Administrator shall not be liable to any person for, and Covanta shall indemnify and hold the Administrator harmless from and against any liability in respect of, any action taken or omitted in good faith in connection with its administration of the Plan.

4. Eligibility. Each Key Employee shall participate in the Plan beginning on the later of the Effective Date, the date such Key Employee commences full-time employment with the Company Group and the date such Key Employee is designated by the Administrator as either a Tier I Employee, Tier II Employee, Tier III Employee or Tier IV Employee. No other individual shall be eligible to participate in the Plan.

5. Severance Benefit Conditions. A Key Employee's eligibility for severance benefits under the Plan shall be subject to all of the following limitations and conditions precedent:

     (a) the termination of such Key Employee's employment must constitute an Eligible Termination of Employment; and

     (b) promptly following such Key Employee's Termination Date, such Key Employee must (i) execute and deliver a termination agreement which contains an effective release of all claims against the Company Group, substantially in the form attached hereto as Appendix A, and (ii) refrain from revoking the release contained in such termination agreement as permitted therein; provided, however, that such termination agreement may contain additional terms and conditions relating to non-disparagement.

6. Severance Benefits.

     (a) Cash Payments. Each Key Employee who satisfies the severance benefit conditions described in Section 5 shall receive (or, in the event of his or her death, such Key Employee's Beneficiary shall thereafter receive) a single lump sum cash payment equal to;

          (i) in the case of a Tier I Employee, 200% of such Tier I Employee's Salary;

          (ii) in the case of a Tier II Employee, 150% of such Tier II Employee's Salary;

          (iii) in the case of a Tier III Employee, 100% such Tier III Employee's Salary; and

          (iv) in the case of a Tier IV Employee, the greater of (x) 50% of such Tier IV Employee's Salary and (y) the lesser of (I) the product of (A) such Tier IV Employee's Salary for two (2) weeks multiplied by (B) the number of Years of Service completed by such Tier IV Employee prior to his or her Termination Date and (II) 100% of such Tier IV Employee's Salary.

         All lump sum cash payments to be paid pursuant to this Section 6(a) shall be paid as soon as reasonably practicable, but in no event more than twenty (20) business days following, the date the Key Employee executes and delivers the release and any other agreement required under Section 5(b).

         Notwithstanding the foregoing, in the event that a Key Employee receives state unemployment compensation for any part of the Benefit Continuation Period, such Key Employee shall promptly repay to Covanta the aggregate amount of state unemployment compensation received by such Key Employee for such period.

     (b) Continued Medical and Dental Benefits. Each Key Employee who satisfies the severance benefit conditions described in Section 5 shall be entitled to continue during such Key Employee's Benefit Continuation Period his or her participation and the participation of such Key Employee's eligible dependents in the medical and dental benefit plans in which such Key Employee (and eligible dependents) participated immediately prior to his or her Termination Date, in accordance with the generally applicable terms of such plans as in effect from time to time, subject to timely payment by such Key Employee (and eligible dependents) of all contributions, premiums, co-payments and deductibles required to be paid by participants in such plans; provided that a Key Employee's right to continue his or her participation and the participation of such Key Employee's eligible dependents in any such medical or dental plan shall cease immediately if such Key Employee is offered or becomes eligible for coverage under a medical or dental plan, as applicable, of any subsequent employer.

7. Claims Procedure. A Key Employee can make a claim for benefits under the Plan by sending written notification thereof to the Administrator. If a Key Employee who has submitted such a claim is denied benefits for any reason, such Key Employee will be notified in writing of such denial within ninety (90) days after the claim is submitted or will receive written notice within that period of time stating that an additional ninety (90) days is required to rule upon the claim. In that case, if such Key Employee's claim for benefits is denied, such Key Employee will receive written notice of such denial within one hundred eighty (180) days. Such notification will:

     (a) indicate the reasons for the denial and cite the specific Plan provisions upon which the denial is based;

     (b) describe any additional information that may be needed for approval of such Key Employee's claim; and

     (c) contain an explanation of the review procedure.

     A Key Employee can request a review of the denial within ninety (90) days after the time he or she receives the denial notice. Within sixty (60) days after receiving such written notice for review, the Administrator will notify the Key Employee, in writing, of its final decision unless the Administrator notifies the Key Employee, in writing, that special circumstances require an extension (for no more than a single, additional sixty (60) day period), in which case the Administrator will render its written decision within one hundred twenty (120) days after receiving the written notice for review. If the Administrator denies the request for review, the Administrator's final decision will be in writing and will contain specific reason and references to the Plan provisions on which the denial is based.

8. Amendment and Termination. Covanta may, in its sole discretion, with prospective or retroactive effect, amend, alter, suspend, discontinue or terminate the Plan at any time and for any reason, with or without notice and without the consent of any Key Employee, stockholder or other person; provided, however, that no such action that would adversely affect the right of a Key Employee to receive or be eligible for severance benefits under the Plan may be taken at any time prior to the one year anniversary of the date a plan of reorganization for Covanta is confirmed without the prior consent of the affected Key Employee.

9. General Provisions.

     (a) No Special Employment Rights. Nothing contained in the Plan shall confer upon any Key Employee any right with respect to the continuation of such Key Employee's employment by the Company Group or interfere in any way with the right of the Company Group at any time to terminate such employment or to increase or decrease the base salary, other compensation or benefits of such Key Employee or otherwise modify the terms or conditions of such Key Employee's employment; provided that such actions may trigger severance benefits if they constitute a termination Without Cause or termination for Mutual Benefit.

     (b) No Assignment by Key Employees. Each Key Employee's rights hereunder are personal and no Key Employee may assign or transfer any part of his or her rights or duties hereunder, or any benefits due to him or her, to any other person, except that, in the event of the Key Employee's death, any benefits payable to such Key Employee shall be paid instead to his or her Beneficiary.

     (c) Certain Withholdings. The Company Group shall have the right to deduct from amounts otherwise payable under the Plan any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment.

     (d) Parachute Taxes. Notwithstanding anything herein to the contrary, no amount shall be required to be paid hereunder if such amount would be non-deductible to any member of the Company Group pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision, as determined by Covanta.

     (e) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of laws, and any applicable provisions of federal law.

     (f) Arbitration. Any dispute or controversy arising under or in connection with the Plan shall be resolved by binding arbitration after the Key Employee has exhausted his or her administrative remedies under Section 7. The arbitration shall be held in Fairfield, New Jersey and, except to the extent inconsistent with the Plan, shall be conducted in accordance with the National Employment Dispute Resolution Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Key Employee and Covanta. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by the Key Employee, one appointed by Covanta, and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions, except that, in the event the Key Employee prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by Covanta.

     (g) Funding. The Plan shall be an unfunded plan. Severance benefits under the Plan shall be paid from the general assets of the Company Group.

     (h) Severability. If any term or provision of the Plan or the application thereof to any person or circumstance is to any extent held invalid or unenforceable, the remainder of the Plan or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby, and each term and provision of the Plan will be valid and enforceable to the fullest extent permitted by law.

     (i) Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.